Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement of Energy Transfer Corp LP that is made a part of this Registration Statement (Form S-4) and related Prospectus of Energy Transfer Corp LP for the registration of common shares and to the inclusion therein of our report dated March 1, 2013, with respect to the consolidated financial statements of Sunoco Logistics Partners L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

November 24, 2015